THOMAS G. LOVETT IV
612/371-3270

                                                                     Exhibit 5.1



                                  June 21 1995


MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 filed by MTS Systems Corporation (the "Company") with the Securities and Exchange Commission on June 22, 1995 relating to a public offering of 100,000 shares of Common Stock, $.25 par value, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The 100,000 shares of Common Stock being offered by the Selling Shareholders are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                               Very truly yours,



                                               /s/ LINDQUIST & VENNUM P.L.L.P.